Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Elects Dacona Smith to the Board of Directors

MIAMI, September 20, 2023 – Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, announced today that Lennar’s Board of Directors has increased the size of its Board to 11 members and has elected Dacona Smith to serve as a member of the Board of Directors, effective September 22, 2023, for a term extending until Lennar’s 2024 Annual Meeting of Stockholders.

Mr. Smith retired from Walmart earlier this year after a career there spanning over 30 years. Mr. Smith began as an hourly associate at a Walmart store and eventually held several executive positions, including roles in store management, regional management, and corporate operations. Most recently, he served as Executive Vice President and Chief Operations Officer, Walmart U.S. Stores. At Walmart, Mr. Smith developed a reputation for driving strategies for operational efficiency, enhancing the customer experience, and ensuring high standards of integrity, execution, and leadership.

Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, "We look forward to Dacona joining the Lennar Board at a time when our Company is adapting to rapid and dynamic market changes. Dacona’s unique experience as a leader in the world’s largest retailer makes him particularly well qualified to assist Lennar in our continuing quest for improvement in execution of our core strategies: production efficiency, higher inventory turns, higher cash flow, strong margins and return on assets."

About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.